ARCO [LOGO]    Media Relations
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               Los Angeles, CA  90071-2201
               Telephone  213  486-3385
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        FOR IMMEDIATE RELEASE                          July 22, 1996


MARIE L. KNOWLES SUCCEEDS RONALD J. ARNAULT
AS ARCO EXECUTIVE VP, CHIEF FINANCIAL OFFICER

        LOS ANGELES -- ARCO (NYSE: ARC) announced today that Marie L. Knowles has been elected Executive Vice President and Chief Financial Officer, succeeding Ronald J. Arnault, who will retire as an ARCO employee at the end of the year. The appointment is effective today. Knowles, 49, was also elected a member of the ARCO Board of Directors.

        Until today's election, Knowles had been Senior Vice
President and President of ARCO Transportation Company,
ARCO's marine and pipeline division.

        Arnault, 53, continues as a member of ARCO's Board of Directors, Chairman of the Board of Directors of Vastar
Resources, Inc., and a member of the Board of Directors of ARCO Chemical Company.

         Knowles, a graduate of the University of Southern California with B.S. and M.S. degrees in Chemical Engineering and an MBA in Finance, joined ARCO in 1972.
She held a variety of positions of increasing responsibility in Treasury, Investor Relations, Operations and Strategic Planning before being named Vice President of Finance, Planning and Control in ARCO's international division in
1988.   She returned to the Corporate staff in 1990 as Vice
President and Controller.   She became Senior Vice President
and President of ARCO Transportation Company in 1993.

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        "During her 23 years with the company, Marie has
proved that she is a results-oriented leader, skilled in financial matters, and entrepreneurial in her thinking," said ARCO Chairman and Chief Executive Officer Mike R. Bowlin.
"Her knowledge of the oil industry and extensive experience in key financial and operational roles at ARCO make her an excellent successor to Ron Arnault, one of the most distinguished chief financial officers in the industry.

        "As a member of the ARCO family since 1969 and as CFO since 1984, Ron has made significant contributions to the company and helped position ARCO for future success. We will miss him and his wise counsel."

        Commenting on his retirement, Arnault said: "I've had a wonderful career at ARCO over the last 27 years.
Recent years have been difficult within the oil industry.
I'd like to try something else while I'm young enough to make a change."

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For information, contact: (media) Albert Greenstein, (213)
486-3384; (investor relations) Dennis Schiffel (213) 486-1511.
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visit the ARCO Website at http//www.arco.com.